UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 10, 2013, the Ader Group posted to the website WWW.RESCUEIGT.COM an open letter to employees holding shares of International Game Technology (“IGT”), in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. On February 11, 2013, the Ader Group issued a press release regarding the same. A copy of such press release, which includes the text of the open letter to employees, is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Ader Group Issues Open Letter To IGT Employee Stockholders

Available at www.RESCUEIGT.com, Employees Are Encouraged to Vote GOLD

NEW YORK, Feb. 11, 2013 /PRNewswire/ -- The Ader Group today issued an open letter to employees holding shares of International Game Technology.

The letter highlighted a number of points, including:

•	IGT employees own more than 6X the beneficial ownership of the current non-employee directors and, like all stockholders, deserve to be well-represented in the boardroom;

•	Recent IGT customer and investor public comments which were critical of the path the current board has taken;

•	The Ader Group's vision for a reinvigorated IGT to improve shareholder value; and

•	The incumbent independent directors' repeated refusal to engage in a meaningful dialogue to create shareholder value for all IGT stockholders.

The Ader Group is urging shareholders to vote the GOLD proxy card to elect its three highly-qualified, forward-looking nominees, Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers , at IGT's upcoming annual meeting scheduled for March 5, 2013.

The letter is available by visiting www.RESCUEIGT.com (on the "Filings & Presentations" page) and the text of the letter follows:

February 10, 2013

Dear Employee Stockholders of IGT:

YOU CAN IMPROVE THE FUTURE OF YOUR INVESTMENT

IT IS IMPORTANT THAT YOU VOTE THE GOLD PROXY CARD TODAY!

Together, employees own more than 1.2% of IGT's outstanding shares—or more than six times the beneficial ownership of the current non-employee directors. Like IGT's employees, the Ader Group holds a significant position in IGT, with beneficial ownership representing more than 3% of IGT's outstanding shares—or more than 15 times the beneficial ownership of the current non-employee directors. We believe the Ader Group's interests are strongly aligned with those of ALL IGT investors, including yours.

It is clear from the numerous supportive calls and emails we have received, that many employees, like us, have been frustrated by the decline in IGT's stock price in recent years. We are confident that long-time employees used to be filled with pride when they walked through a casino and saw IGT games dominating the floor. Unfortunately, IGT's market presence is not what it once was. However, our vision for IGT is to work with management and the board to focus the company on groundbreaking innovation and content in its core casino gaming business. We believe such reinvigorated focus will lead to improved customer relations, market penetration and financial performance, thereby driving growth in profitability and shareholder value.

Despite the Ader Group's clear interest in improving shareholder value, the incumbent independent directors have refused our repeated attempts to engage in a meaningful dialogue. Indeed, rather than focusing their efforts on articulating how the incumbent board might create value for shareholders, they seem to have resorted to making a series of personal attacks on the Ader Group and our nominees.

Recently, Orange Capital, a significant IGT shareholder, publicly voiced its support for the Ader Group's agenda and asked our board to seat our nominees. Even more notably, Steve Wynn , one of IGT's most important customers, expressed his concern about the nature of IGT's response to the Ader Group's efforts to improve shareholder value, and questioned whether the response is an "attempt to distract shareholder attention from current performance."

No matter how the incumbent board—and their army of highly-compensated outside advisors—try to spin the upcoming vote on directors, this election is not about the past. This election is about the future of our company and the value of our personal investment in IGT. Now is the time for change. Now is the time for shareholders to have a strong voice in the boardroom.

The Ader Group seeks to elect Ray Brooks , Chuck Mathewson and Daniel Silvers to our company's board on the GOLD proxy card. These highly-qualified, independent, forward-looking nominees are committed to looking out for the best interests of all IGT shareholders. If elected, our nominees will work on the Board level to:

•	Re-engage with IGT's customers to improve their confidence in the company;

•	Revitalize the internal culture in order to stimulate and reward innovation;

•	Refocus internal efforts on the company's core slot machine and systems business; and

•	Initiate a strategic review to improve the implementation of the company's social gaming effort.

Regrettably, it appears that employee shareholders may not have had access to all the facts about our solicitation, as some have reportedly had difficulty accessing the Ader Group's website: www.RESCUEIGT.com from work. We urge all employee shareholders to access our website from other locations, so that you have the opportunity to fully consider our concerns, the qualifications of our nominees and our plan to create shareholder value.

Once you have reviewed the Ader plan, we have no doubt that you will agree that (1) change is needed at the Company and (2) the Ader Group's nominees are the best candidates to implement that change.

Help us to reinvigorate the culture of IGT and restore its entrepreneurial spirit in the core casino gaming business. Please vote your GOLD proxy card TODAY by internet, telephone or by signing, dating and returning your GOLD proxy card. Remember—as the Company recently disclosed, all employee shareholder voting decisions are confidential.

You may also want to keep in mind that if you try to lodge a "protest" and vote against the IGT nominees on the White proxy card, it will not have the same effect as voting FOR the Ader nominees on the GOLD proxy card. In order to support the Ader nominees, it is important that you use the GOLD proxy card. If you have inadvertently already submitted a White proxy card, you have every right to change your vote by promptly voting again using the GOLD proxy card. Only your latest dated vote counts.

If you need assistance in voting your IGT shares on the GOLD proxy card, please call the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

We look forward to seeing many of you at IGT's annual meeting, and to working with you in the future to build a better company.

Thank you for your support.

Jason N. Ader

About Ader Investment Management LP
Ader Investment Management LP is a Delaware limited partnership that was founded in 2003. Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York. Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP. In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP. Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm's general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information
The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr. , Charles N. Mathewson and Daniel B. Silvers (the "Ader Nominees") as nominees to the board of directors of International Game Technology (the "Company") and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company's 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission ("SEC") at the SEC's web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long /Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader , Daniel B. Silvers , Andrew P. Nelson and Laura T. Conover-Ferchak . The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company's stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company's common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes "forward-looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

SOURCE The Ader Group